Exhibit 99.1

Contact:	Scott Meyerhoff
Goldleaf Financial Solutions, Inc.
678-728-4464
GOLDLEAF ANNOUNCES FOURTH QUARTER AND YEAR END FINANCIAL RESULTS
BRENTWOOD, Tenn. (March 17, 2008) — Goldleaf Financial Solutions, Inc. (NASDAQ: GFSI), a provider of integrated technology-based solutions designed to improve the performance of financial institutions, today announced financial results for three-month and twelve-month periods ended December 31, 2007.
Revenue for the fourth quarter ended December 31, 2007 totaled $14.5 million, a 4% increase when compared to the year-ago quarter. This increase is principally due to continued growth in our payments processing business and related acquisitions.
Operating income totaled $1.0 million for the fourth quarter of 2007 compared to a loss of $3.0 million for the same period of 2006. Net loss available to common stockholders was approximately $0.4 million, or $(0.03) per share, for the fourth quarter of 2007, versus a net loss available to common stockholders of $20.3 million, or $(1.33) per share, for the fourth quarter of 2006. Included in fourth quarter loss figure is approximately $1.3 million in income tax provision related to the adoption of FASB No. 48, valuation allowance against certain NOL’s, and an expense related to a reversal in stock compensation benefits on options.
For the twelve-month period ended December 31, 2007, revenue totaled $56.7 million, as compared to $55.7 million for the same twelve-month period of 2006.
Operating income totaled $1.3 million for the twelve-month period concluding December 31, 2007 as compared to operating loss of $1.1 million for the same period of 2006. Operating income for the twelve-month period of 2007 was negatively impacted by approximately $0.6 million of charges related to severance costs while operating income for the twelve-month period of 2006 includes a $1.6 million write-off of debt issuance costs. Net loss available to common stockholders totaled approximately $0.6 million, or $(0.03) per share, for the twelve-month period of 2007, as compared to a net loss available to common stockholders of approximately $22.4 million, or $(3.62) per share, for the comparable year-ago period which included a charge of approximately $19.4 million related to preferred stock dividends and distributions.
Revenue and operating results for the three and twelve month periods ended December 31, 2007 excluded approximately $0.2 million and $1.0 million, respectively, of deferred revenue of CBS and Datatrade, which could not be recognized in the post acquisition financial statements.
EBITDAS is a non-GAAP financial measurement calculated as earnings before interest, taxes, depreciation, amortization and non-cash stock based compensation expense. EBITDAS totaled $2.3 million and $6.0 million, for the three-month and twelve-month periods of 2007, respectively, which compares to $1.4 million and $7.1 million for the same periods of 2006, respectively.
Commenting on recent activities and the quarter, Goldleaf Chief Executive Officer, Lynn Boggs, stated, “Fiscal 2007 reflects our continued efforts to pursue a broadened product offering to meet the technology needs of financial institutions. We furthered these efforts with two acquisitions and organic growth in our payment processing business. The acquisition of Alogent in early 2008 greatly enhances
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GFSI Reports Year-end 2007 Results

March 17, 2008
our payments processing offering and allows us to serve all sizes of financial institutions with products that are offered in both an in-house and service bureau environment.
“We believe the unaudited pre-tax net income for Alogent’s three-months ended December 31, 2007 was approximately $2.2 million including depreciation of approximately $35,000. Our results continue to demonstrate sound growth from our transaction processing offerings offset by continued weakness in our accounts receivable lending business. While the accounts receivable business continues to generate meaningful cash flows, we also recognize that the decreasing revenues have an impact on our overall growth rate and margins. As we enter 2008, we are extremely excited about the impact of the Alogent deal and the accelerating revenue and EBITDAS growth potential from the change in revenue mix weighted more toward payment processing.
“We maintain our belief that increasing opportunities within the transaction processing space, coupled with expense management and a prudent acquisition strategy, should yield long-term benefits and value to Goldleaf and its shareholders.”
The following is forward-looking and actual results may differ materially from those defined below. The Company’s outlook includes the effect of all acquisitions completed to date. Further, this outlook does not give effect to any additional potential mergers or acquisitions that may be consummated.
The Company anticipates achieving pro-forma revenues for fiscal year 2008 of approximately $87.0 million and pro-forma EBITDAS of approximately $15.0 million. These full-year proforma estimates assume the acquisition of Alogent as if it occurred on December 31, 2007 and with respect to EBITDAS, are adjusted for non-recurring expense items related to the Alogent transaction.
Goldleaf will be hosting a conference call to discuss its 2007 fourth-quarter results this afternoon (March 17) at 5:00 p.m. Eastern time. The live broadcast of Goldleaf’s fourth-quarter conference call will be available online at www.goldleaf.com under the Investor Relations tab and at www.earnings.com. An online replay will be available for 30 days using the same links.
About Goldleaf Financial Solutions, Inc.
Goldleaf Financial Solutions, Inc., offers a strategic suite of integrated technology and payment processing solutions to financial institutions. Goldleaf’s products and services enable financial institutions to succeed in today’s competitive market, solidify their trusted financial relationships, expand their presence and improve profitability through the efficient use of technology. Goldleaf works with clients throughout the United States, Europe, Asia, South America, the Caribbean and Central America. For more information about Goldleaf and its set of solutions, please visit the company at www.goldleaf.com.
Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties associated with the Company’s ability to identify, complete or integrate acquisitions, achieve anticipated financial performance, or achieve its growth plans. These risks and uncertainties are in addition to other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the section entitled “Risk Factors” in its annual report on Form 10-K for the year ended December 31, 2007 and subsequent filings. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
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GFSI Reports Year-end 2007 Results

March 17, 2008
GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended		Twelve Months Ended
	December 31		December 31
(in thousands, except per share data)	2007	2006	2007	2006
REVENUES:
Financial institution services	$11,457	$11,061	$44,697	$43,741
Retail inventory management services	2,047	2,046	8,205	8,194
Other products and services	1,030	904	3,767	3,716

Total revenues	14,534	14,011	56,669	55,651

COST OF REVENUES:
Financial institution services	2,175	1,894	8,596	6,950
Retail inventory management services	216	212	842	905
Other products and services	758	655	2,744	2,639

Gross profit	11,385	11,250	44,487	45,157

OPERATING EXPENSES:
General and administrative	5,149	7,739	20,923	22,796
Selling and marketing	3,910	4,492	17,586	18,765
Research and development	724	259	2,300	1,099
Amortization	623	238	2,368	1,984
Loss on Extinguishment of Debt	—	1,484	—	1,602
Other operating expense, net	12	21	39	36

Total operating expenses	10,418	14,233	43,216	46,282

OPERATING INCOME (LOSS)	967	(2,983)	1,271	(1,125)

INTEREST EXPENSE, NET	(19)	(154)	(589)	(2,597)

INCOME (LOSS) BEFORE INCOME TAXES	948	(3,137)	682	(3,722)
Income tax provision (benefit)	1,340	(524)	1,258	(750)

NET INCOME (LOSS)	(392)	(2,613)	(576)	(2,972)
Preferred stock dividends	—	17,686	—	19,386

NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS	$(392)	$(20,299)	$(576)	$(22,358)

INCOME (LOSS) PER SHARE:
Basic	$(0.02)	$(1.33)	$(.03)	$(3.62)

Diluted	$(0.02)	$(1.33)	$(.03)	$(3.62)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	17,279	15,254	17,276	6,181

Diluted	17,279	15,254	17,276	6,181

	As of
	Dec. 31,	Dec. 31,
(in thousands)	2007	2006
Balance Sheet Highlights:
Cash and cash equivalents	$2,648	$6,760
Working capital	3,094	5,707
Total assets	81,649	75,150
Long-term debt	10,000	2,500
Capital lease obligations, net of current portion	544	957
Stockholders’ equity	50,362	49,254
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GFSI Reports Year-end 2007 Results

March 17, 2008
GOLDLEAF FINANCIAL SOLUTIONS, INC.
RECONCILIATION OF REPORTED NET INCOME (LOSS) TO EBITDAS
GAAP means generally accepted accounting principles in the United States (“GAAP”). EBITDAS is a non-GAAP financial measure. EBITDAS is defined as GAAP net income (loss) plus interest expense, income taxes, depreciation, amortization and non-cash stock based compensation expense less interest earned. We have provided EBITDAS because we believe it is a commonly used measure of financial performance in comparable companies and because we believe it will help investors and analysts evaluate companies on a consistent basis, as well as enhance an understanding of our operating results. Our management uses EBITDAS:
•	as a measurement of operating performance because it assists us in comparing our operating performance on a consistent basis;

•	for planning purposes, including the preparation of our internal annual operating budget and the calculation of our ability to borrow under our credit facility (with further adjustments as required under the terms of our credit facility);

•	to allocate resources to enhance the financial performance of our business;

•	to evaluate the effectiveness of our operational strategies; and

•	to evaluate our capacity to fund capital expenditures and expand our business.
Other companies may calculate EBITDAS differently than we do. In addition, EBITDAS:
•	does not represent net income or cash flows from operating activities as defined by GAAP;

•	is not necessarily indicative of cash available to fund our cash flow needs; and

•	should not be considered as an alternative to net income, income from operations, cash provided by operating activities or our other financial information as determined under GAAP.
The Company prepares its financial statements in accordance with GAAP in the United States. The Company also provides information related to non-GAAP financial measurements such as EBITDAS, and from time to time, other non-GAAP financial measurements that adjust for certain items outside of the ordinary course of its business. To enable interested parties to reconcile non-GAAP measures to the Company’s GAAP financial statements, the Company clearly defines EBITDAS and quantifies all other adjustments to GAAP measurements as necessary. The Company provides EBITDAS information, a commonly used non-GAAP financial measurement, as a performance measure to assist in analyzing the Company’s operations and in comparing the Company to its competitors. The Company may also provide other non-GAAP financial measurements that adjust for certain items outside of the ordinary course of business in order to assist in comparing the Company’s current operating performance to its historical performance. These adjustments typically reflect non-recurring items, such as dispositions of assets, restructuring charges or other acquisition related items that have impacted the financial results, favorably or unfavorably, but are deemed to be outside of the ordinary course of operations. Investors should note that such measures may not be comparable to similarly titled measures used by other companies, and investors are encouraged to use this information only in connection with the information contained in the Company’s GAAP financial statements.
Reconciliations of net income (loss) to EBITDAS are as follows:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
(in thousands)	2007	2006	2007	2006
Net income (loss)	$(392)	$(2,613)	$(576)	$(2,972)
Add back (deduct):
Interest expense, net	19	154	589	2,597
Income tax provision (benefit)	1,340	(524)	1,258	(750)
Depreciation and amortization	1,158	1,048	4,530	4,405
Non-cash stock based compensation	133	3,300	248	3,809

EBITDAS	$2,258	$1,365	$6,049	$7,089

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